Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES FIRST QUARTER 2025 RESULTS AND DECLARES SECOND QUARTER 2025 DIVIDEND

Boston, Massachusetts, May 7, 2025. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“the Company” or “Safety”) today reported first quarter 2025 results.

George M. Murphy, Chairman of the Board of Directors, President and Chief Executive Officer, commented: “Safety’s first quarter combined ratio in 2025 improved to 99.4% compared to 101.9% in the first quarter of 2024. The year-over-year change reflects the impact of our prior year growth in direct written premiums earning into top-line results and improvements in our private passenger automobile loss ratio. Positive trends in other revenue lines resulted in strong earnings per share of $1.48 per share and a $22.2 million increase in total shareholders’ equity.”

Net income for the quarter ended March 31, 2025 was $21.9 million, or $1.48 per diluted share, compared to net income of $20.1 million, or $1.36 per diluted share, for the comparable 2024 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended March 31, 2025 was $1.28 per diluted share, compared to $0.93 per diluted share, for the comparable 2024 period.

Safety’s book value per share increased to $57.12 at March 31, 2025 from $55.83 at December 31, 2024 resulting from the net income and increases in the value of our fixed maturity portfolio, offset by dividends paid. Safety paid $0.90 per share in dividends to investors during the quarters ended March 31, 2025 and 2024. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2024.

Today, our Board of Directors approved and declared a $0.90 per share quarterly cash dividend on its issued and outstanding common stock, payable on June 13, 2025 to shareholders of record at the close of business on June 2, 2025.

Direct written premiums for the quarter ended March 31, 2025 increased by $31.7 million, or 11.8%, to $299.0 million from $267.3 million for the comparable 2024 period. Net written premiums for the quarter ended March 31, 2025 increased by $24.5 million, or 9.8%, to $274.8 million from $250.3 million for the comparable 2024 period. Net earned premiums for the quarter ended March 31, 2025 increased by $36.6 million, or 15.5%, to $272.7 million from $236.1 million for the comparable 2024 period. The year-over-year increase in net earned premiums is the result of prior year growth in direct written premiums earning into top-line results.

The increases in direct written premiums and net written premiums are a result of new business production and rate increases. For the three months ended March 31, 2025, the Company achieved policy count growth across all lines of business, including 1.3%, 2.5% and 5.4% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2024. Additionally, for the three months ended March 31, 2025, average written premium per policy increased 9.5%, 8.4%, and 11.0% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2024.

For the quarter ended March 31, 2025, loss and loss adjustment expenses incurred increased by $21.9 million, or 13.0%, to $190.3 million from $168.4 million for the comparable 2024 period. The slight increase is driven by larger policy counts offset by improved results in our Private Passenger Automobile line.

Loss, expense, and combined ratios for the quarter ended March 31, 2025 were 69.8%, 29.6%, and 99.4%, respectively, compared to 71.3%, 30.6%, and 101.9%, respectively, for the comparable 2024 period. The decrease in the loss and expense ratios is driven by the increase in earned premiums. Total prior year favorable development included in the pre-tax results for the quarter ended March 31, 2025 was $12.2 million compared to $11.0 million for the comparable 2024 period.

Net investment income for the quarter ended March 31, 2025 decreased by $0.6 million, or 4.3%, to $14.6 million from $15.2 million for the comparable 2024 period. The decrease is primarily driven by lower earned interest from our higher yield bonds and variable-rate secured and senior bank loans. Net effective annualized yield on the investment portfolio was 3.9% for the three months ended March 31, 2025 compared to 4.3% for the comparable 2024 period. Our duration on fixed maturities was 3.6 years at March 31, 2025 and 3.5 years at December 31, 2024.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures better explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating loss per diluted share consist of our GAAP net income adjusted by the net realized gains on investments, change in net unrealized gains on equity securities, credit loss expense and taxes related thereto. For the quarter ended March 31, 2025, a decrease of $0.3 million for the change in unrealized gains on equity investments was recognized within income before income taxes, compared to an increase of $7.7 million for the change in unrealized gains on equity investments in the comparable 2024 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, Safety Northeast Insurance Company, and Safety Northeast Insurance Agency, Inc.  Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2024 Form 10-K with the SEC on February 27, 2025 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The impact of inflation, changes in tariffs and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2024 filed with the SEC on February 27, 2025.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31,	December 31,
	2025	2024
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,190,688 and $1,181,038, allowance for expected credit losses of $1,519 and $1,198)	$1,140,093	$1,115,218
Short-term investments, at fair value (cost: $0 and $19,970)	—	19,975
Equity securities, at fair value (cost: $202,623 and $201,258)	222,516	221,422
Other invested assets	158,574	156,444
Total investments	1,521,183	1,513,059
Cash and cash equivalents	64,708	58,974
Accounts receivable, net of allowance for expected credit losses of $785 and $918	306,408	306,465
Receivable for securities sold	496	568
Accrued investment income	7,866	7,426
Receivable from reinsurers related to paid loss and loss adjustment expenses	35,103	26,386
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	136,510	130,792
Ceded unearned premiums	41,553	41,413
Deferred policy acquisition costs	104,902	105,474
Deferred income taxes	7,683	11,200
Equity and deposits in pools	4,489	3,740
Operating lease right-of-use-assets	14,673	15,733
Goodwill	17,093	17,093
Intangible assets	7,493	7,730
Other assets	21,142	24,037
Total assets	$2,291,302	$2,270,090

Liabilities
Losses and loss adjustment expense reserves	$682,717	$671,669
Unearned premium reserves	622,146	619,916
Accounts payable and accrued liabilities	59,524	77,276
Payable for securities purchased	9,913	6,949
Payable to reinsurers	20,442	19,074
Taxes payable	1,220	1,009
Short-term debt	—	30,000
Long-term debt	30,000	—
Operating lease liabilities	14,673	15,733
Total liabilities	1,440,635	1,441,626

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 18,051,280 and 17,995,584 shares issued	181	180
Additional paid-in capital	232,264	230,864
Accumulated other comprehensive loss, net of taxes	(38,771)	(51,047)
Retained earnings	807,286	798,760
Treasury stock, at cost: 3,157,577 shares	(150,293)	(150,293)
Total shareholders’ equity	850,667	828,464
Total liabilities and shareholders’ equity	$2,291,302	$2,270,090

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024

Net earned premiums	$272,690	$236,053
Net investment income	14,574	15,231
Earnings from partnership investments	2,112	1,772
Net realized gains on investments	4,263	492
Change in net unrealized gains on equity securities	(271)	7,665
Credit loss expense	(321)	(142)
Commission income	2,095	1,808
Finance and other service income	6,287	5,354
Total revenue	301,429	268,233

Losses and loss adjustment expenses	190,290	168,399
Underwriting, operating and related expenses	80,851	72,267
Other expense	1,954	1,837
Interest expense	104	123
Total expenses	273,199	242,626

Income before income taxes	28,230	25,607
Income tax expense	6,334	5,529
Net income	$21,896	$20,078

Earnings per weighted average common share:
Basic	$1.48	$1.36
Diluted	$1.48	$1.36

Cash dividends paid per common share	$0.90	$0.90

Number of shares used in computing earnings per share:
Basic	14,718,572	14,667,107
Diluted	14,745,015	14,696,590

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$21,896	$20,078
Exclusions from net income:
Net realized gains on investments	(4,263)	(492)
Change in net unrealized gains on equity securities	271	(7,665)
Credit loss expense	321	142
Income tax expense on exclusions from net income	771	1,683
Non-GAAP operating income	$18,996	$13,746

Net income per diluted share	$1.48	$1.36
Exclusions from net income:
Net realized gains on investments	(0.29)	(0.03)
Change in net unrealized gains on equity securities	0.02	(0.52)
Credit loss expense	0.02	0.01
Income tax expense on exclusions from net income	0.05	0.11
Non-GAAP operating income per diluted share	$1.28	$0.93

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2025	2024
Written Premiums
Direct	$298,970	$267,339
Assumed	6,805	9,438
Ceded	(30,995)	(26,482)
Net written premiums	$274,780	$250,295

Earned Premiums
Direct	$296,819	$251,884
Assumed	6,725	8,968
Ceded	(30,854)	(24,799)
Net earned premiums	$272,690	$236,053